Exhibit 10.1

SECOND AMENDMENT TO LEASE

THIS SECOND AMENDMENT TO LEASE (“Second Amendment”) is made and entered into as of the 15th day of February, 2013, by and between MULLROCK 3 TORREY PINES, LLC, a Delaware limited liability company (“Landlord”) and OREXIGEN THERAPEUTICS, INC., a Delaware corporation (“Tenant”).

R E C I T A L S:

A. Landlord and Tenant entered into that certain Office Lease dated as of December 7, 2007 (the “Original Lease”), as amended by (i) that certain First Amendment to Lease dated as of September 23, 2008 by and between Landlord and Tenant (“First Amendment”), and (ii) that certain Partial Lease Termination Agreement dated as of February 22, 2012 by and between Landlord and Tenant (“Agreement”), whereby Landlord leased to Tenant and Tenant leased from Landlord certain office space located in that certain building located and addressed at 3344 North Torrey Pines Court, San Diego, California (the “Building”). The Original Lease, as modified by the First Amendment and the Agreement, may be referred to herein as the “Lease.”

B. By this Second Amendment, Landlord and Tenant desire to extend the term of the Lease and to otherwise modify the Lease as provided herein.

C. Unless otherwise defined herein, capitalized terms as used herein shall have the same meanings as given thereto in the Lease.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

A G R E E M E N T:

1. The Existing Premises. Landlord and Tenant hereby agree that pursuant to the Lease, Landlord currently leases to Tenant and Tenant currently leases from Landlord 22,229 rentable and 19,818 usable square feet (consisting of 9,628 rentable and 8,584 usable square feet of space on the first (1st) floor of the Building and 12,601 rentable and 11,234 usable square feet of space on the second (2nd) floor of the Building) and commonly known as Suites 100 and 200 (collectively, the “Premises”), as more particularly described in the Lease.

2. Extended Term. The term of the Lease shall be extended such that the Lease shall terminate on August 31, 2017 (“Lease Expiration Date”). The period from September 1, 2013 through the Lease Expiration Date shall be referred to herein as the “Extended Term.” Tenant’s Extension Option (set forth in Section 2.2 of the Original Lease), shall remain in full force and effect except that the Extension Notice shall be provided (if at all) no earlier than the date which is twelve (12) months and not later than the date which is nine (9) months, prior to the expiration of the Extended Term.

3. Monthly Basic Rent. During the Extended Term, Tenant shall pay, in accordance with the provisions of this Section 3, but subject to abatement pursuant to Section 4 below, Monthly Basic Rent for the Premises as follows:

Months of Lease Term	Monthly Basic Rent	Monthly Basic Rent Per Rentable Square Foot
*09/01/13 – 08/31/14	$83,358.75	$3.75
09/01/14 – 08/31/15	$85,803.94	$3.86
09/01/15 – 08/31/16	$88,471.42	$3.98
09/01/16 – 08/31/17	$91,138.90	$4.10

*	Subject to partial abatement as provided below.

4. Monthly Basic Rent Abatement. Notwithstanding anything to the contrary contained in the Lease or in this Second Amendment, and provided that Tenant faithfully performs all of the terms and conditions of the Lease, as amended by this Second Amendment, Landlord hereby agrees to abate fifty percent (50%) of Tenant’s obligation to pay Monthly Basic Rent for the first (1st), second (2nd), third (3rd), fourth (4th), fifth (5th), sixth (6th), seventh (7th), eighth (8th) and ninth (9th) full months of the Extended Term. During such abatement period, Tenant shall still be responsible for the payment of all of its other monetary obligations under the Lease, as amended by this Second Amendment. In the event of a default by Tenant (beyond all applicable notice and cure provisions) under the terms of the Lease, as amended by this Second Amendment, that results in early termination pursuant to the provisions of Section 23 of the Original Lease, then as part of the recovery set forth in Section 23 of the Original Lease, Landlord shall be entitled to the recovery of the pro rata Monthly Basic Rent that was abated under the provisions of this Section 4.

5. Base Year. During the Extended Term, for purposes of calculating Operating Expenses, the Base Year for the Premises shall be deemed changed to the calendar year 2013; provided, however, in no event shall Tenant be liable for any “Excess Expenses” (as defined in Section 4.3 of the Original Lease) during the first twelve (12) months of the Extended Term.

6. Refurbishment of Premises. Notwithstanding anything to the contrary contained herein, Tenant shall be entitled to renovate the then-existing improvements in the Premises in accordance with this Section 6 and otherwise in accordance with Section 12 of the Original Lease. In connection therewith, Tenant shall be entitled to a refurbishment allowance (the “Refurbishment Allowance”) in the amount up to, but not exceeding, Fourteen Dollars ($14.00) per rentable square foot of the Premises (i.e., an amount up to, but not exceeding, Three Hundred Eleven Thousand Two Hundred Six Dollars ($311,206.00) based on 22,229 rentable square feet in the Premises) for the costs relating to the design and construction of certain renovations to the then-existing improvements in the Premises that are to be permanently affixed to the Premises (the “Refurbished Improvements”); provided, however, that the Refurbishment Allowance may also be utilized for low voltage electrical work, wire/data cabling, audio/visual work and security system work. In no event shall Landlord be obligated to make disbursements under this Section 6 in a total amount which exceeds the Refurbishment Allowance.

6.1 Refurbishment Allowance Items. The Refurbishment Allowance shall be disbursed by Landlord for the following items and costs only (collectively, the “Refurbishment Allowance Items”):

(a) Payment of the fees of the architect and engineer(s) retained by Tenant (if any), and payment of the fees incurred by, and the cost of documents and materials supplied by, Landlord and Landlord’s consultants (not to exceed the sum of Three Thousand Dollars ($3,000.00) for such fees and costs of Landlord and Landlord’s consultants) in connection with the review of the plans and specifications prepared for the Refurbished Improvements (“Refurbishment Drawings”);

(b) The payment of plan check, permit and license fees relating to construction of the Refurbished Improvements;

(c) The cost of construction of the Refurbished Improvements, including, without limitation, testing and inspection costs, trash removal costs, and contractors’ fees and general conditions;

(d) The Landlord Supervision Fee (as defined below);

(e) The cost of any changes to the Refurbishment Drawings or Refurbished Improvements required by applicable building codes;

(f) The cost of any construction manager retained by Tenant; and

(g) Sales and use taxes and Title 24 fees.

6.2 Disbursement of Refurbishment Allowance. Provided that Tenant is not in default (beyond all applicable notice and cure provisions) on any of its obligations under the Lease, as amended herein, Landlord shall make a disbursement of the Refurbishment Allowance for Refurbishment Allowance Items for the benefit of Tenant and shall authorize the release of monies for the benefit of Tenant as follows:

(a) Disbursement. Tenant shall deliver to Landlord (not more frequently than every thirty (30) days): (i) a request for payment of Tenant’s general contractor (“Contractor”), which Contractor shall be retained by Tenant and shall be subject to Landlord’s reasonable prior written approval, and which request shall be approved by Tenant, in a form to be provided by Landlord; (ii) invoices from all subcontractors, laborers, materialmen and suppliers used by Tenant in connection with the Refurbished Improvements (such subcontractors, laborers, materialmen and suppliers, and the Contractor may be known collectively as “Tenant’s Agents”), for labor rendered and materials delivered to the Premises for the Refurbished Improvements; (iii) executed conditional mechanics’ lien releases from the Contractor and all of Tenant’s Agents in such form and content as reasonably required by Landlord; and (iv) all other information reasonably requested by Landlord. Tenant’s request for payment shall be deemed Tenant’s acceptance and approval of the work furnished and/or the materials supplied as set forth in Tenant’s payment request. Within thirty (30) days after Landlord’s receipt of the applicable information described in items (i) through (iv) above, Landlord shall deliver a check made payable to Contractor (or, if so requested by Tenant, payable to Tenant) in payment of the amounts so requested by Tenant (but in no event to exceed the amount of the Refurbishment Allowance), provided that and solely to the extent that Landlord does not dispute any request for payment based on non-compliance of any work with the Refurbishment Drawings, or due to any substandard work. Landlord’s payment of such amounts shall not be deemed Landlord’s approval or acceptance of the work furnished or materials supplied as set forth in Tenant’s payment request.

(b) Other Terms. Landlord shall only be obligated to make disbursements from the Refurbishment Allowance solely for Refurbishment Allowance Items. All Refurbishment Allowance Items for which the Refurbishment Allowance has been made available shall be deemed Landlord’s property. Except as otherwise provided below, in no event shall Tenant be entitled to any credit for any unused portion of the Refurbishment Allowance. All drafts of the Refurbishment Drawings shall be subject to Landlord’s prior written approval, which approval shall not be unreasonably withheld or delayed; Landlord shall reply to Tenant’s plan approval request within five (5) business days of Landlord’s receipt of Tenant’s request. In addition, all of Tenant’s Agents shall be subject to Landlord’s prior written approval (which approval shall not be unreasonably withheld), except that subcontractors of Landlord’s selection shall be retained by the Contractor to perform all life safety, mechanical, electrical, plumbing, structural and heating, ventilation and air conditioning work. Notwithstanding anything in this Section 6 to the contrary, in no event will Tenant be entitled to receive any portion of the Refurbishment Allowance for Refurbished Improvements that have not been completed on or before August 31, 2014 (and as long as Tenant has complied with the requirements of Section 6.2(a) above on or before such date); provided, however, that any unused portion of the Refurbishment Allowance existing as of the earlier of August 31, 2014 and completion of the Refurbished Improvements (but not to exceed One Hundred Fifty-Five Thousand Six Hundred Three Dollars ($155,603.00)) shall be applied by Landlord as a credit toward the Monthly Basic Rent first coming due thereafter under the Lease.

(c) Landlord Supervision Fee. Tenant shall be responsible for a supervision fee (the “Landlord Supervision Fee”) to Landlord in an amount equal to the product of (i) three percent (3%) and (ii) the total amount of the hard costs to construct the Refurbished Improvements (excluding soft costs). Such Landlord Supervision Fee shall be deducted by Landlord from the Refurbishment Allowance.

6.3 No Rent Abatement. Tenant acknowledges that the work to be performed by Tenant pursuant to this Section 6 above shall be performed (if at all) between the date of this Amendment and August 31, 2014, that Tenant shall be entitled to (but shall not be obligated to) conduct business throughout the course of construction of such renovations and that Tenant shall not be entitled to any abatement of rent, nor shall Tenant be deemed to be constructively evicted from the Premises, as a result of the construction of such renovations.

7. Right of First Offer to Lease. Tenant shall have a continuing (subject to the terms hereof) right of first offer during the Extended Term (not including the Option Term, if applicable) with respect to available space (as such availability is determined by Landlord in its sole but good faith discretion) containing a minimum of 5,000 rentable square feet (i) on the plaza level and third (3rd) floors of the Building and (ii) in the building located at 3366 North Torrey Pines Court (collectively, “First Offer Space”). Notwithstanding the foregoing, the lease term for Tenant’s lease of the First Offer Space pursuant to Tenant’s exercise of such first refusal right of Tenant shall commence only following the expiration or earlier termination of any existing lease pertaining to the First Offer Space, including any renewal or extension of any such existing lease, whether or not such renewal or extension is pursuant to an express written provision in such lease, and regardless of whether any such renewal or extension is consummated pursuant to a lease amendment or a new lease, and (ii) such first refusal right shall be subordinate and secondary to all rights of expansion, first refusal, first offer or similar rights granted to (x) the tenant of any such existing lease and (y) any other tenant of the Project, in either case, as of the date hereof (the rights described in items (i) and (ii), above to be known collectively as “Superior Rights; provided, however, that except for the renewals of leases existing as of the date hereof pertaining to the First Offer Space by the following tenants, the First Offer Space is not subject to any Superior Rights: West Health Incubator; Scripps Health; San Diego County Credit Union; Lyon & Associates; Bioedge; The Scripps Research Institute; Auspex; Thomas McNerney; and HLS. Tenant’s right of first offer shall be on the terms and conditions set forth in this Section 7.

(a) Procedure for Offer. Landlord shall notify Tenant (the “First Offer Notice”) from time to time when Landlord determines that Landlord shall commence the marketing of the First Offer Space in the Building because such space shall become or is expected to become available for lease to third parties, where (in each such case) no holder of a Superior Right desires to lease such space. The First Offer Notice shall describe the space so offered to Tenant (the “First Offer Notice Space”) and shall set forth Landlord’s proposed economic terms and conditions applicable to Tenant’s lease of the First Offer Notice Space (collectively, the “First Offer Economic Terms”). Notwithstanding the foregoing, Landlord’s obligation to deliver the First Offer Notice shall not apply during the last nine (9) months of the Lease Term unless Tenant has delivered an Extension Notice pertaining to the extension of the Extended Term. In no event shall Landlord be obligated to provide a First Offer Notice for space consisting of less than 5,000 rentable square feet.

(b) Procedure for Acceptance. If Tenant wishes to exercise Tenant’s right of first offer with respect to the First Offer Notice Space, then within five (5) business days after delivery of such First Offer Notice to Tenant, Tenant shall deliver written notice to Landlord of Tenant’s exercise of its right of first offer with respect to the entire First Offer Notice Space and on the First Offer Economic Terms contained therein. If Tenant does not exercise its right of first offer within the five (5) business day time period (on all of the First Offer Economic Terms), then Landlord shall be free to lease the First Offer Notice Space (a “New Lease”) to anyone to whom Landlord desires on any terms Landlord desires and Tenant’s right of first offer shall (as it pertains to the First Offer Notice Space) thereupon automatically terminate and this Section 7 (as it pertains to the First Offer Notice Space) shall be null and void and of no further force or effect; provided, however, that if Landlord intends to enter into a lease upon terms which are, in the aggregate, materially more favorable to a prospective third (3rd) party tenant than those First Offer Economic Terms proposed by Landlord in the First Offer Notice to Tenant, then Landlord shall first deliver written notice to Tenant (“Second Chance Notice”) providing Tenant with the opportunity to lease the First Offer Notice Space on such more favorable First Offer Economic Terms. For purposes hereof, First Offer Economic Terms shall be materially more favorable to a third party if such First Offer Economic Terms reflect a net effective rental rate less than ninety-five percent (95%) of the net effective rental rate for such First Offer Notice Space as those proposed by Landlord in the First Offer Notice to Tenant. Tenant’s failure to elect to lease the First Offer Notice Space upon such more favorable First Offer Economic Terms by written notice to Landlord within three (3) business days after Tenant’s receipt of such Second Chance Offer Notice from Landlord shall be deemed to constitute Tenant’s election not to lease such space upon such more favorable First Offer Economic Terms, in which case Landlord shall be entitled to lease such space to any third (3rd) party on terms no more favorable to the third (3rd) party than those set forth in the Second Chance Offer Notice. For purposes of this Section 7(b), “net effective rental rate” shall mean the amount of rent received by Landlord after deducting for any allowances or concessions given to a tenant or Tenant (as the case may be), including without limitation the value of any work performed by Landlord prior to the application of any tenant improvement allowance, and net of any operating expenses and taxes where applicable. Notwithstanding anything to the contrary contained herein, Tenant must elect to exercise its right of first offer, if at all, with respect to all of the space comprising the First Offer Notice Space offered by Landlord to Tenant at any particular time, and Tenant may not elect to lease only a portion thereof or object to any of the First Offer Economic Terms. If Landlord does not enter into a lease or leases for all of the First Offer Space identified by Landlord in such First Offer Notice within six (6) months after the date Landlord first delivered such First Offer Notice to Tenant, then Landlord shall submit to Tenant a new First Offer Notice with respect to any such unleased First Offer Space prior to the first time after such 6-month period that Landlord intends to lease such space to another party, provided that no Superior Right holder wishes to lease such space in accordance with its Superior Rights in which event the foregoing procedures shall again apply following Tenant’s receipt of such new First Offer Notice.

(c) Continuing Right. If the space offered in Landlord’s First Offer Notice is only a portion of the First Offer Space, then Tenant shall retain its right of first offer pursuant to the terms of this Section 7 with respect to the remaining portion of the First Offer Space which has never been included in a Landlord’s First Offer Notice when Landlord determines that such remaining First Offer Space is available for lease as set forth above.

(d) Construction of First Offer Space. Tenant shall take the First Offer Space in its “As-Is” condition (unless otherwise provided in the First Offer Notice as part of the First Offer Economic Terms), and Tenant shall be entitled to construct improvements in the First Offer Space at Tenant’s expense, in accordance with and subject to the provisions of Section 12 of the Original Lease.

(e) Lease of First Offer Space. If Tenant timely exercises Tenant’s right to lease the First Offer Space as set forth herein, Landlord and Tenant shall execute an amendment adding such First Offer Space to the Lease upon the First Offer Economic Terms set forth in Landlord’s First Offer Notice and upon the same non-economic terms and conditions as applicable to the original Premises. Tenant shall commence payment of rent for the First Offer Space and the Lease Term of the First Offer Space shall commence upon the date of delivery of such space to Tenant. The Lease Term for the First Offer Space shall be as provided in the First Offer Notice as part of the First Offer Economic Terms.

(f) No Defaults. The rights contained in this Section 7 shall be personal to the original tenant executing this Second Amendment (“Original Tenant”) and may only be exercised by the Original Tenant (and not any assignee, sublessee or other transferee of the Original Tenant’s interest in the Lease) and only if Original Tenant is in occupancy of no less than seventy-five percent (75%) of the entire Premises then leased by Original Tenant. In addition, at Landlord’s option and in addition to Landlord’s other remedies set forth in the Lease, at law and/or in equity, Tenant shall not have the right to lease the First Offer Space as provided in this Section 7 if, as of the date of the First Offer Notice, or, at Landlord’s option, as of the scheduled date of delivery of such First Offer Space to Tenant, Tenant is in default under the Lease (as modified by this Second Amendment) beyond the expiration of all applicable notice and cure periods.

8. Exterior Signage. Notwithstanding anything in the Lease to the contrary, Tenant shall be entitled to maintain Tenant’s existing exterior signage during the Extended Term at no additional rental charge (i.e., the $500.00 monthly fee set forth in the Original Lease is hereby deleted). All of the other terms, conditions and provisions of the Lease (pertaining to Tenant’s exterior signage) shall remain in full force and effect.

9. Brokers. Each party represents and warrants to the other that no broker, agent or finder negotiated or was instrumental in negotiating or consummating this Second Amendment other than The Muller Company (“Landlord’s Broker”) and Hughes Marino (“Tenant’s Broker”). Landlord shall be solely responsible for any brokerage commissions and fees owing to Landlord’s Broker and Tenant’s Broker. Each party further agrees to defend, indemnify and hold harmless the other party from and against any claim for commission or finder’s fee by any entity (other than Landlord’s Broker or Tenant’s Broker) who claims or alleges that they were retained or engaged by the first party or at the request of such party in connection with this Second Amendment.

10. Parking. Notwithstanding anything in the Lease to the contrary and in lieu of Tenant’s parking rights set forth in the Lease, during the Extended Term, Tenant shall lease a total of forty-six (46) unreserved, uncovered parking privileges in the Building’s parking lot and fifteen (15) reserved, covered parking privileges in the subterranean garage at the Project, all at no additional cost to Tenant, which parking privileges shall be subject to the provisions set forth in Section 6.2 of the Original Lease. Additionally, Tenant shall, subject to availability (as such availability is determined by Landlord in its sole but good faith discretion), have the right to lease, on a month-to-month basis (terminable by either party on thirty (30) days prior written notice to the other), up to five (5) additional unreserved, uncovered parking privileges in the Building’s parking lot at the Project at a cost of Sixty-Five Dollars ($65.00) per reserved, covered parking privilege per month.

11. Condition of the Premises. Except as specifically set forth in Section 6 above, Tenant hereby agrees to accept the Premises in its “as-is” condition and Tenant hereby acknowledges that Landlord, except as provided above in Section 6, shall not be obligated to provide or pay for any improvement work or services related to the improvement of the Premises. Tenant also acknowledges that Landlord has made no representation or warranty regarding the condition of the Premises.

12. Letter of Credit. Landlord and Tenant acknowledge and agree that Tenant has previously deposited with Landlord a Letter of Credit in the current amount (“Stated Amount”) of One Hundred Seventy Six Thousand Six Hundred Eighty and 47/100 Dollars ($176,680.47). On September 1, 2015 (the “Adjustment Date”) the Stated Amount shall, subject to the terms hereof and in lieu of the Adjustment Dates set forth in the Original Lease, be reduced to Eighty Eight Thousand Three Hundred Forty and 24/100 Dollars ($88,340.24). However, if (i) a default (beyond the expiration of all applicable notice and cure periods) by Tenant occurs under the Lease (as modified by this Second Amendment), or (ii) circumstances exist that would, with notice or lapse of time, or both, constitute a default by Tenant, and Tenant has failed to cure such default within the cure period permitted by Section 23 of the Original Lease or such lesser time as may remain before the Adjustment Date as provided above, the Stated Amount shall not thereafter be reduced unless and until such default shall have been fully cured pursuant to the terms of the Lease, at which time the Stated Amount shall be reduced as hereinabove described. In the event of such one-time, contingent reduction of the Stated Amount, Landlord shall hold the Letter of Credit (in the remaining Stated amount of $88,340.24) in accordance with Section 5 of the Original Lease (as modified by the terms herein).

13. Signing Authority. Each individual executing this Second Amendment on behalf of Tenant and Landlord hereby represents and warrants that it is a duly incorporated and existing entity qualified to do business in the State of California and that it has full right and authority to execute and deliver this Second Amendment and that each person signing on behalf of Landlord and Tenant is authorized to do so.

14. No Further Modification. Except as set forth in this Second Amendment, all of the terms and provisions of the Lease shall remain unmodified and in full force and effect.

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IN WITNESS WHEREOF, this Second Amendment has been executed as of the day and year first above written.

LANDLORD:	MULLROCK 3 TORREY PINES, LLC, a Delaware limited liability company

	By:	Mullrock 3 Torrey Pines Manager, LLC, a Delaware limited liability company Its Non-Member Manager

	By:	Mullrock 3, LLC, a Delaware limited liability company Its Sole Member

		By:	Muller-Rock 3, LLC, a California limited liability company Its Managing Member

			By:	/s/ Stephen J. Muller
Name: Stephen J. Muller
Title: Managing Member

“TENANT”	OREXIGEN THERAPEUTICS, INC., a Delaware corporation

	By:	/s/ Michael A. Narachi
Name: Michael A. Narachi
Title: President & Chief Executive Officer

	By:	/s/ Joseph P. Hagan
Name: Joseph P. Hagan
Title: Chief Business Officer